Exhibit (n)(ii)
Powers of Attorney
     KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below nominates, constitutes and appoints Bruce N. Alpert and Agnes Mullady and each of them (with power of substitution) as his true and lawful attorney-in-fact to execute and sign the Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940 of The Gabelli Global Deal Fund (the “Fund”), and all amendments and supplements thereto, and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of the Fund, par value $0.001 per share, any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises as fully to all intents and purposes as the undersigned officers and Trustees themselves might or could do.
IN WITNESS WHEREOF, each of the undersigned Trustees have hereunto set their hand this 5th day of November 2010.

/s/ Mario J. Gabelli	/s/ Arthur V. Ferrara
Mario J. Gabelli	Arthur V. Ferrara
Trustee	Trustee

/s/ Anthony J. Colavita	/s/ Michael J. Melarkey
Anthony J. Colavita	Michael J. Melarkey
Trustee	Trustee

/s/ James P: Conn	/s/ Edward T. Tokar
James P: Conn	Edward T. Tokar
Trustee	Trustee

/s/ Clarence A. Davis	/s/ Salvatore J. Zizza
Clarence A. Davis	Salvatore J. Zizza
Trustee	Trustee

/s/ Mario d’Urso
Mario d’Urso
Trustee